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                                                                     Exhibit 10

                               Brown & Wood LLP
                            One World Trade Center
                           New York, NY 10048-0557



                              September 30, 1996

Summit Cash Reserves Fund of
  Financial Institutions Series Trust
P.O. Box 9011
Princeton, New Jersey 08543-9011



Dear Sirs:

This opinion is furnished in connection with the registration by Summit Cash Reserves Fund of Financial Institutions Series Trust, a Massachusetts business trust (the "Fund"), of 364,996,205 shares of beneficial interest, par value $0.10 per share (the "Shares"), under the Securities Act of 1933 pursuant to a registration statement on Form N-1A (File No. 2-78646), as amended (the "Registration Statement").

As counsel for the Fund, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Fund, as amended, the By-Laws of the Fund and such other documents as we have deemed relevant to the matters referred to in this opinion.

Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par


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value thereof, will be legally issued, fully paid and non-
assessable shares of beneficial interest.

In rendering this opinion, we have relied as to matters of Massachusetts law upon an opinion of Bingham, Dana & Gould rendered to the Fund.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and Statement of Additional Information constituting parts thereof.

                                        Very truly yours,

                                        /s/ Brown & Wood LLP